Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-96887, 33-48831, 33-35810 and 333-57045 and Form S-3 No. 333-18629, 333-25849 and 333-25861) of Bowne & Co., Inc. of our report dated February 16, 2000 relating to the consolidated financial statements of Bowne & Co., Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended which report appears in the December 31, 1999 annual report on Form 10-K of Bowne & Co., Inc. We also consent to incorporation by reference of our report on the related financial statement schedule included elsewhere herein.

KPMG LLP

New York, New York

March 23, 2000